EXHIBIT 21.1

Subsidiaries of the Issuer

Name of Subsidiary	State of Organization
ThermoEnergy Power Systems, LLC (85%)	Delaware
Babcock-Thermo Carbon Capture, LLC (42.5%)	Delaware
CASTion Corporation (97%)	Massachusetts
Unity Power Alliance, LLC (50%)	Delaware